Attention WisdomTree Shareholder

VOTE NOW

The Board of Trustees of the WisdomTree Trust requests your vote on the important proposals described in the attached Proxy Statement. The Board has unanimously approved these proposals and recommends that shareholders vote in favor of each proposal. You can vote your shares using one of the methods below.

TALK TO A LIVE AGENT

To cast your vote by phone with a live representative, call toll-free 1-800-967-4612,

Monday through Friday 8:00 a.m. to 10:00 p.m. (ET), and provide the representative with the control number that appears on your proxy card.

BY INTERNET Go to www.wisdomtree.com/etfproxystatements and enter the control number that appears on your proxy card and follow the online instructions.	BY TOUCH-TONE PHONE Call toll-free 1-800-967-4612 and enter the control number found on your proxy card.

BY MAIL Complete, sign and date the enclosed proxy card and return it by mail in the enclosed postage-paid envelope.	IN PERSON Attend the Special Meeting of Shareholders and vote in person.

If you have questions about this proxy solicitation, please call

D.F. King & Co., Inc., the Funds’ proxy solicitor, at

1-800-967-4612.

Monday through Friday 8:00 a.m. to 10:00 p.m. (ET)

IMPORTANT INFORMATION REGARDING YOUR CLIENTS’

INVESTMENTS IN THE WISDOMTREE FAMILY OF FUNDS

Shareholder Votes Needed on Proposed Fund Changes

Dear Financial Advisor:

We are making you aware of a proxy mailing that your clients with holdings in the WisdomTree Family of Funds will soon receive. Fund Shareholders are being asked to consider significant proposals that affect their investments and to vote their shares before the Special Shareholder Meeting scheduled for June 29, 2012.

To obtain the necessary votes needed to pass the proposals, we have retained a seasoned proxy solicitation agent, D. F. King & Co., Inc., to initiate communications including mailings, emails, and telephone calls to help educate shareholders and ask for their proxy vote. In case you receive calls from your clients with questions, here is a brief summary of the proxy items they may be asked to vote on, depending upon which Funds they hold:

•

Shareholders of EPI, HEDJ, GULF: Approve Unitary Fee Structure. Currently, each of these Funds is assessed a fixed “management fee” by the Investment Adviser (WTAM) and other Fund expenses are paid by each Fund. These “other expenses,” and therefore total Fund fees, generally vary from year to year. Shareholders are being asked to approve a single “unitary fee” that is a fixed percentage of Fund assets and generally would not change from year to year. The proposed change is designed to simplify the fee structure of these three Funds and bring them in line with the other WisdomTree Funds, which currently charge a unitary fee. This change is also intended to eliminate the downside risk for shareholders that Fund fees may increase when Fund “other expenses” increase or when fund assets decline.

•

Shareholders of all Funds except CCX, WDTI, ALD, ELD, RRF, EMCB: Approve Future Changes to Future Sub-Advisory Arrangements without a Shareholder Vote. Each of these Funds is focused on tracking an underlying index, currency, or investment process which is pre-selected by the Investment Adviser and is primarily responsible for driving the performance of each Fund. Therefore, unlike traditional actively managed funds, the Sub-Adviser’s specific strategies or decisions generally play a smaller role in driving Fund returns. Approval of this proposal should help the Funds avoid the unnecessary time and cost of a proxy to replace Sub-Advisers and should provide the Funds with additional flexibility to achieve their investment objectives.

•

Shareholders of all WisdomTree Funds: Approve Advisory and Sub-Advisory Contracts in Advance of a Potential Change of Control. If the ownership of the largest shareholder of WisdomTree Investments (the parent company of the Investment Adviser) drops below 25% it could be considered a change of control of the Investment Adviser for regulatory purposes. This would cause a termination of each Fund’s investment advisory and sub-advisory agreement. Although the change of control is not expected to have any impact on the operation of the Funds, in order to avoid any potential disruption, shareholders of each Fund are being asked to approve a new investment advisory agreement and sub-advisory agreement that would become effective immediately.

The Board of Trustees of the Funds recommends that shareholders vote “FOR” each of these proposals.

If you speak to your clients, we encourage you ask them to participate by using one of the simple voting options available to them. These are described in the Voting Instructions in their proxy statements and are also available online at www.wisdomtree.com/etfproxystatements. If you have authority to vote on their behalf or have questions about the proxies, please call the dedicated FA information line for the WisdomTree ETF proxies at 1-888-605-1956.

We greatly appreciate your efforts in encouraging your clients’ participation in this important matter.

Thank you in advance.

WisdomTree Asset Management, Inc.